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                                  EXHIBIT 5.1
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                                May 3, 1999


Board of Directors
Just For Feet, Inc.
7400 Cahaba Valley Road
Birmingham, Alabama 35242

  RE:  Just For Feet, Inc.
       Post-Effective Amendment No. 1 to Registration Statement on Form S-8 File No. 333-28041
       IAC Non-Qualified Stock Option Plan
       -----------------------------------

Gentlemen:

     We have examined the Post-Effective Amendment No. 1 (the "Amendment") to the above-referenced Registration Statement on Form S-8 (as so amended, the "Registration Statement") to be filed by Just For Feet, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of shares of the Company's Common Stock , $0.0001 par value (the "Shares"), reserved for issuance pursuant to the Just For Feet, Inc./IAC Non-Qualified Stock Option Plan, which Shares were registered by Just For Feet, Inc., an Alabama corporation, prior to its reincorporation under Delaware law as the Company.

     It is our opinion that the Shares have been legally authorized and when issued in accordance with the terms described in the Registration Statement, will be validly issued, fully paid and nonassessable.

     We consent to the filing of this opinion as an exhibit to the aforementioned Amendment and to the reference to this firm under the caption "Legal Matters" in the Prospectus. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the rules and regulations of the Securities and Exchange Commission thereunder.


                              Sincerely,


                              SMITH, GAMBRELL & RUSSELL, LLP

                              /s/ Marlon F. Starr

                              Marlon F. Starr